Form 10KSB, Exhibit 13
period 1995-12-31
TARA BANKSHARES CORP
filed 1996-03-25
CIK 814678

                          TARA BANKSHARES CORPORATION



A MESSAGE TO OUR STOCKHOLDERS

Tara Bankshares and its subsidiary Tara State Bank are pleased to report the results of our year of "Increasing Profitability." Earnings for the 12 months ending December 31, 1995 were $754,327, compared to $398,931 for the same period in 1994. Earnings per share were $1.68 ($1.32 on a fully diluted basis) compared to $0.89 per share at year end 1994.

The performance of Tara State Bank has allowed the Company to post this strong recovery. The bank realized a net income of $923,025 through December 31, 1995 as compared to losses in 1991 of ($698,000); 1992 of ($4,561,000); and 1993 of
($761,000), and net income in 1994 of $543,633. Return on Average Equity was 22.10% in 1995 as opposed to 12.72% in 1994.

Our goal for 1995 was to achieve peer group performance for our Company. Thanks to the efforts of the Board, Management, Employees and Shareholders, we have accomplished this goal.

From this base we have set a continuing growth goal for our Company in 1996. With your continued support we will be able to achieve our objectives for 1996 and into the future.

On behalf of your board and staff, we again thank you for your continued support and loyalty during the past difficult times. We are dedicated to you, our supporters, and to better performance of your Company in the future.

Upon your review of the enclosed 1995 Annual Report, should you have any questions, please do not hesitate to call me.

Sincerely,



Charles M. Barnes, President and CEO
April, 1996

                        ==============================

                          TARA BANKSHARES CORPORATION
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1995

                        ==============================

                          TARA BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                                FINANCIAL REPORT
                               DECEMBER 31, 1995

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----
INDEPENDENT AUDITOR'S REPORT.................................................. 1

FINANCIAL STATEMENTS

    Consolidated balance sheets............................................... 2
    Consolidated statements of income......................................... 3
    Consolidated statements of stockholders' equity........................... 4
 Consolidated statements of cash flows.................................. 5 and 6
    Notes to consolidated financial statements............................. 7-29

                          INDEPENDENT AUDITOR'S REPORT

--------------------------------------------------------------------------------


TO THE BOARD OF DIRECTORS
TARA BANKSHARES CORPORATION
 AND SUBSIDIARY
RIVERDALE, GEORGIA


     We have audited the accompanying consolidated balance sheets of TARA BANKSHARES CORPORATION and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tara Bankshares Corporation and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Atlanta, Georgia
February 2, 1996

                          TARA BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

--------------------------------------------------------------------------------

ASSETS                                                       1995           1994
------                                                   ----------    -----------
Cash and due from banks                                 $ 1,801,384    $ 1,811,144
Federal funds sold                                        2,400,000      2,720,000
Securities available for sale, at fair value              7,911,069     10,404,340
Securities held to maturity, at cost
  (fair value $13,177,962 and $3,060,262)                13,100,344      3,183,693

Loans                                                    32,195,423     34,075,994
Less allowance for loan losses                            1,220,156      1,281,947
                                                       ------------    -----------
       Loans, net                                        30,975,267     32,794,047

Premises and equipment, net                               2,052,952      2,157,333
Other real estate, net                                      241,000        713,000
Other assets                                                996,834        563,569
                                                       ------------    -----------

                                                       $ 59,478,850    $54,347,126
                                                       ============    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits
  Noninterest-bearing demand                            $12,476,377    $10,614,675
  Interest-bearing demand                                13,936,985     13,082,705
  Savings                                                 2,405,273      2,749,428
  Time, $100,000 and over                                 5,936,958      4,704,893
  Other time                                             19,096,429     18,427,579
                                                       ------------    -----------
       Total deposits                                    53,852,022     49,579,280
  Subordinated convertible debentures                     1,500,000      1,500,000
  Other liabilities                                         285,854        281,722
                                                       ------------    -----------
       Total liabilities                                 55,637,876     51,361,002
                                                       ------------    -----------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
  Common stock, par value $10; 2,000,000 shares
   authorized; 448,003 issued and outstanding             4,480,030      4,480,030
  Capital surplus                                         2,663,598      2,663,598
  Accumulated deficit                                    (2,989,605)    (3,743,932)
  Unrealized losses on securities available for sale       (313,049)      (413,572)
                                                       ------------    -----------
       Total stockholders' equity                         3,840,974      2,986,124
                                                       ------------    -----------

                                                       $ 59,478,850    $54,347,126
                                                       ============    ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          TARA BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

-------------------------------------------------------------------------------

                                                                        1995             1994
                                                                     ----------       --------
INTEREST INCOME

  Interest and fees on loans                                        $ 3,339,082    $ 3,157,609
  Interest on Federal funds sold                                        153,575        101,959
  Interest on taxable securities                                      1,077,792        804,297
  Interest on deposits in banks                                             -            1,798
                                                                     ----------    -----------
                                                                      4,570,449      4,065,663
                                                                     ----------    -----------

INTEREST EXPENSE
  Interest on deposits                                                1,843,582      1,401,044
  Interest on Federal funds purchased                                       482            -
  Interest on repurchase agreements                                         -           40,286
  Interest on subordinated convertible debentures                       165,853        135,918
                                                                     ----------    -----------
                                                                      2,009,917      1,577,248
                                                                     ----------    -----------

       Net interest income                                            2,560,532      2,488,415
PROVISION FOR LOAN LOSSES                                                   -              -
                                                                     ----------    -----------
       Net interest income after provision for loan losses            2,560,532      2,488,415
                                                                     ----------    -----------

OTHER INCOME
  Service charges on deposit accounts                                   388,969        504,750
  Other service charges, commissions and fees                            93,991        107,222
  Securities transactions, net                                              -           17,747
                                                                     ----------    -----------
                                                                        482,960        629,719
                                                                     ----------    -----------

OTHER EXPENSE
  Salaries and employee benefits                                      1,040,445      1,223,755
  Equipment and occupancy expenses                                      318,602        372,903
  Other operating expenses                                              930,118      1,122,545
                                                                     ----------    -----------
                                                                      2,289,165      2,719,203
                                                                     ----------    -----------

       Income before income taxes                                       754,327        398,931

APPLICABLE INCOME TAXES                                                     -              -
                                                                     ----------     ----------

       Net income                                                   $   754,327    $   398,931
                                                                    ===========    ===========

PRIMARY EARNINGS PER SHARE BASED ON WEIGHTED AVERAGE
 OUTSTANDING SHARES OF 448,003 IN 1995 AND 1994                     $      1.68    $      0.89
                                                                    ===========    ===========

FULLY DILUTED EARNINGS PER SHARE BASED ON WEIGHTED AVERAGE
 OUTSTANDING SHARES OF 698,003 IN 1995 AND 1994                     $      1.32    $      0.77
                                                                    ===========    ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          TARA BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

--------------------------------------------------------------------------------

                                                                                      UNREALIZED
                                                                                       LOSSES ON
                                 COMMON STOCK                                         SECURITIES
                                 ------------                                                            TOTAL
                                              PAR        CAPITAL    ACCUMULATED        AVAILABLE      STOCKHOLDERS'
                              SHARES         VALUE       SURPLUS      DEFICIT          FOR SALE         EQUITY
                              ------         -----       -------      -------          --------         ------
BALANCE, DECEMBER 31, 1993    448,003     $4,480,030    $2,663,598   $(4,142,863)     $ 285,561       $3,286,326
 Net income                       -              -             -         398,931            -            398,931
 Net change in unrealized
  losses on securities
  available for sale              -              -             -             -         (699,133)        (699,133)
                              -------     ----------    ----------   -----------      ----------       ----------
BALANCE, DECEMBER 31, 1994    448,003      4,480,030     2,663,598    (3,743,932)      (413,572)       2,986,124
 Net income                       -              -             -         754,327            -            754,327
 Net change in unrealized
  losses on securities
  available for sale              -              -             -             -          100,523          100,523
                              -------     ----------    ----------   -----------      ---------       -----------
BALANCE, DECEMBER 31, 1995    448,003     $4,480,030    $2,663,598   $(2,989,605)     $(313,049)      $3,840,974
                              =======     ==========    ==========   ===========      =========       ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          TARA BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

-------------------------------------------------------------------------------

                                                                             1995            1994
                                                                          -----------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                               $   754,327     $  398,931
                                                                          -----------     ----------
 Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation                                                             161,727        159,416
     Securities transactions, net                                                 -          (17,747)
     Gains on sales of other real estate                                      (20,690)        (1,776)
     Provision for other real estate losses                                    65,000        207,900
     Other assets and liabilities, net                                       (129,133)      (205,213)
                                                                          -----------     ----------
               Total adjustments                                               76,904        142,580
                                                                          -----------     ----------

               Net cash provided by operating activities                      831,231        541,511
                                                                          -----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of securities available for sale                             -        9,526,967
 Proceeds from maturities of securities available for sale                  2,593,794      3,780,950
 Purchases of securities available for sale                                       -      (10,576,056)
 Proceeds from maturities of securities held to maturity                    2,615,421         82,025
 Purchases of securities held to maturity                                 (12,532,072)    (3,265,718)
 Decrease in interest-bearing deposits in banks, net                              -           99,000
 Decrease in loans, net                                                     1,758,780        836,964
 Purchase of premises and equipment                                           (57,346)       (88,844)
 Proceeds from sale of other real estate                                      487,690        657,655
 Purchase of life insurance policy                                           (300,000)           -
                                                                          -----------     ----------
               Net cash provided by (used in)
                investing activities                                       (5,433,733)     1,052,943
                                                                          -----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase (decrease) in deposits, net                                       4,272,742     (1,762,431)
 Decrease in repurchase agreements, net                                           -         (678,318)
 Proceeds from subordinated convertible debentures                                -           10,000
                                                                          -----------     ----------
               Net cash provided by (used in)
                financing activities                                        4,272,742     (2,430,749)
                                                                          -----------     ----------

Net decrease in cash and cash equivalents                                 $  (329,760)    $ (836,295)

Cash and cash equivalents at beginning of year                              4,531,144      5,367,439
                                                                          -----------     ----------

Cash and cash equivalents at end of year                                  $ 4,201,384     $4,531,144
                                                                          ===========     ==========

                          TARA BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

-------------------------------------------------------------------------------

                                                                          1995           1994
                                                                        ----------     ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
 Cash paid during the year for interest                                $ 1,958,720     $1,730,735

NONCASH TRANSACTION
 Unrealized (gains) losses on securities available for sale            $  (100,523)    $  699,133

 Principal balances of loans transferred to other real estate          $    60,000     $  470,074

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENT.

                          TARA BANKSHARES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF FINANCIAL STATEMENT PRESENTATION

               Tara Bankshares Corporation (the Company) is a bank holding company whose business is conducted by its wholly-owned subsidiary, Tara State Bank (the Bank). The Bank is a commercial bank located in Riverdale, Clayton County, Georgia with one branch located in Jonesboro, Georgia. The Bank provides a full range of banking services in its primary market area of Clayton County and the southern metropolitan Atlanta area. The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation. The Company and its subsidiary are subject to the regulations of certain Federal and state agencies and are periodically examined by certain regulatory authorities.

               The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates

               The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below

          CASH AND CASH EQUIVALENTS

               For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks (including cash items in process of clearing and Federal funds sold). Cash flows from loans originated by the Bank, deposits, interest-bearing deposits in banks and Federal funds purchased and sold are reported net.

               The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          SECURITIES AVAILABLE FOR SALE

               Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as increases or decreases in stockholders' equity. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

          SECURITIES HELD TO MATURITY

               Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount. The sale of a security within three months of its maturity date or after collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure

          Purchased premiums and discounts on investment securities are amortized and accreted to interest income using the straight-line method over the period to maturity of the related securities. Purchased premiums and discounts on mortgage-backed securities are amortized and accreted to interest income using a method which approximates a level yield over the remaining lives of the mortgage-backed securities, taking into consideration assumed prepayment patterns. Investment and dividend income are recognized when earned.

          A decline in the fair value below cost of any available for sale or held to maturity security that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          LOANS AND INTEREST INCOME

               Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest.

               Loan fees, net of certain origination costs, are deferred and amortized over the lives of the underlying loans using a method which approximates a level yield.

               The accrual of interest income on loans is discontinued, unless otherwise approved by the Board of Directors, on single pay loans which become contractually past due by 90 days and installment loans which become contractually past due by 120 days with respect to interest and principal. Interest previously accrued but not collected is reversed against current period interest income when such loans are placed on nonaccrual status. Interest accruals are recorded on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

               As prescribed by Statement of Financial Accounting Standard No. 114, impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Accrual of interest on an impaired loan is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. The method of recognition of interest income on impaired loans is determined by management on a loan by loan basis.

               The Bank considers the following type loans to be impaired:

                   (1) all nonaccrual loans, (2) loans that have been restructured in a troubled debt restructuring provided that the restructured loan agreement specifies an interest rate that is less than the Bank would be willing to accept at the time of the restructuring for a new loan with comparable risk or the loan becomes impaired based on the terms specified by the restructured loan agreement, and (3) any other loan in which management does not expect to collect all contractual principal and interest payments in accordance with the terms of the loan agreement. Insignificant delays

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          LOANS AND INTEREST INCOME (CONTINUED)

                   or shortfalls in the amount of loan payments contractually due do not affect the determination of when a loan is impaired.

               The Bank has not identified large groups of smaller-balance homogeneous loans which are collectively evaluated for impairment. Any loan that meets the characteristics as described above are considered to be impaired regardless of loan type or balance.

               The allowance for loan losses is established through provisions for loan losses charged to operations. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit. The allowance is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, specific problem loans and economic conditions that may affect the borrowers' ability to pay.

               Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination

          PREMISES AND EQUIPMENT

               Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                                           Years
                                                                           -----
                   Buildings and improvements                              20-40
                   Furniture and equipment                                  3-10

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          OTHER REAL ESTATE

               Other real estate, consisting of properties obtained through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, is reported on an individual asset basis at the lower of cost or fair value less disposal costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. When properties are acquired through foreclosure, any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is recognized and charged to the allowance for loan losses. Subsequent write-downs are charged to a separate allowance for losses pertaining to other real estate, established through provisions for estimated losses on other real estate charged to operations. Based upon management's evaluation of the other real estate, additional expense is recorded when necessary in an amount sufficient to restore the allowance to an adequate level. Gains recognized on the disposition of the properties are recorded as loan recoveries to the extent of previous loan charge-offs, with any excess recorded in other income

               Cost of improvements to real estate are capitalized, while costs associated with holding the real estate are charged to operations.

          INCOME TAXES

               The Company and its subsidiary file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

               Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws on the date of enactment.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          EARNINGS PER SHARE

               Primary and fully diluted earnings per share are calculated on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents consist of subordinated convertible debentures.


NOTE 2.   INVESTMENT SECURITIES

          The amortized cost and approximate fair value of investment securities at December 31, 1995 and 1994 were as follows:

                                                    GROSS            GROSS
                                   AMORTIZED       UNREALIZED      UNREALIZED         FAIR
                                     COST            GAINS           LOSSES           VALUE
                                     ----            -----           ------           -----
SECURITIES AVAILABLE FOR SALE
  DECEMBER 31,1995:
  U. S. TREASURY SECURITIES      $ 2,507,074     $         -      $   (16,918)    $ 2,490,156
  U. S. GOVERNMENT AGENCY
   SECURITIES                        648,501           3,672           (5,775)        646,398
  MORTGAGE-BACKED SECURITIES       4,983,543               -         (294,028)      4,689,515
  OTHER SECURITIES                    85,000               -                 -         85,000
                                 -----------     -----------     ------------     -----------
                                 $ 8,224,118     $     3,672     $   (316,721)    $ 7,911,069
                                 ===========     ===========     ============     ===========

 December 31,1994:
 U. S. Treasury securities       $ 3,750,682     $       298      $  (183,792)    $ 3,567,188
 U. S. Government agency
  securities                       1,997,941           3,184          (34,797)      1,966,328
 Mortgage-backed securities        4,984,289               -         (198,465)      4,785,824
 Other securities                     85,000               -                -          85,000
                                 -----------     -----------     ------------     -----------
                                 $10,817,912     $     3,482     $   (417,054)    $10,404,340
                                 ===========     ===========     ============     ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2.   INVESTMENT SECURITIES (CONTINUED)

                                                  GROSS         GROSS
                                  AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                    COST          GAINS         LOSSES         VALUE
                                    ----          -----         ------         -----
SECURITIES HELD TO MATURITY
  DECEMBER 31, 1995:
  U. S. TREASURY SECURITIES     $ 7,847,630    $    15,132    $     (1,021)   $ 7,861,741
  U. S. GOVERNMENT AGENCY
   SECURITIES                     5,086,859         64,488          (1,094)     5,150,253
  MORTGAGE-BACKED SECURITIES        165,855            113               -        165,968
                                -----------    -----------    ------------    -----------
                                $13,100,344    $    79,733    $     (2,115)   $13,177,962
                                ===========    ===========    ============    ===========

  December 31,1994:
  U. S. Government agency
   securities                   $ 3,006,032    $         -    $   (116,438)   $ 2,889,594
  Mortgage-backed securities        177,661              -          (6,993)       170,668
                                -----------    -----------    ------------    -----------
                                $ 3,183,693    $         -    $   (123,431)   $ 3,060,262
                                ===========    ===========    ============    ===========

The amortized cost and fair value of investment securities as of December 31, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                    SECURITIES AVAILABLE FOR SALE     SECURITIES HELD TO MATURITY
                                   -------------------------------   -----------------------------

                                      AMORTIZED           FAIR          AMORTIZED           FAIR
                                        COST             VALUE            COST             VALUE
                                        ----             -----            ----             -----
Due in one year or less             $ 1,199,242      $ 1,200,639      $ 4,539,842      $ 4,551,556
Due from one year to five years       1,956,333        1,935,915        8,394,647        8,460,438
Mortgage-backed securities            4,983,543        4,689,515          165,855          165,968
Other securities                         85,000           85,000                -                -
                                    -----------      -----------      -----------      -----------
                                    $ 8,224,118      $ 7,911,069      $13,100,344      $13,177,962
                                    ===========      ===========      ===========      ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2.   INVESTMENTS SECURITIES (CONTINUED)

          There were no sales of investment securities in 1995. Gross gains of $17,747 were realized on sales of securities available for sale in 1994.

          Investment securities with a carrying amount of $2,238,000 and $4,000,244 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

          The composition of loans is summarized as follows:

                                                                   DECEMBER 31,
                                                       ----------------------------------
                                                           1995                 1994
                                                       ------------         ------------
          Commercial, financial and agricultural       $  6,212,654         $  7,296,029
          Real estate - construction                      2,605,130            2,204,815
          Real estate - residential                       6,818,736            6,389,980
          Real estate - commercial                       14,343,821           16,166,611
          Consumer and other loans                        2,215,082            2,018,559
                                                       ------------         ------------
                                                         32,195,423           34,075,994
          Allowance for loan losses                     (1,220,156)          (1,281,947)
                                                       ------------         ------------
          Loans, net                                   $ 30,975,267         $ 32,794,047
                                                       ============         ============

          At December 31, 1995, executive officers and directors, and companies in which they have a 10 percent or more beneficial ownership, were indebted to the Bank in the aggregate amount of $501,915. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Following is a summary of transactions.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

                                                                      DECEMBER 31,
                                                             ----------------------------
                                                                1995              1994
                                                             ----------       -----------
           BALANCE, BEGINNING                                $   743,655      $   448,974
            Advances                                             714,891          877,201
            Repayments                                          (956,631)        (582,520)
                                                             -----------      -----------
           BALANCE, END OF YEAR                              $   501,915      $   743,655
                                                             ===========      ===========

          Changes in the allowance for loan losses are as follows:

                                                                      DECEMBER 31,
                                                             ----------------------------
                                                                1995             1994
                                                             ----------       -----------
           BALANCE, BEGINNING OF YEAR                        $ 1,281,947      $ 1,488,344
            Provision charged to operations                            -                -
            Loans charged off                                   (556,300)        (577,509)
            Recoveries                                           494,509          371,112
                                                             -----------      -----------
           BALANCE, END OF YEAR                              $ 1,220,156      $ 1,281,947
                                                             ===========      ===========

          Information with respect to impaired loans as of and for the year ended December 31, 1995 is as follows:

             Impaired loans for which there is a related allowance for credit
               losses determined in accordance with SFAS No. 114               $         -
             Impaired loans for which there is no related allowance for
               credit losses determined in accordance with SFAS No. 114            861,000
                                                                               -----------
                         Total impaired loans                                  $   861,000
                                                                               ===========

             Allowance for credit losses related to impaired loans
               determined in accordance with SFAS No. 114                      $         -
                                                                               ===========

             Average balance of impaired loans                                 $   992,000
                                                                               ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

           Interest income recognized on impaired loans on an accrual basis   $    40,642
                                                                              ===========

            Interest income recognized on impaired loans on a cash basis      $         -
                                                                              ===========

          At December 31, 1994, the Bank had loans which the accrual of interest had been discontinued or reduced in the amount of $374,000. There was no significant reduction in interest income associated with nonaccrual loans. For 1995, nonaccrual loans have been included in the impaired loan information above.

          In 1993, the Bank's Small Business Administration (SBA) loan program was audited by the Office of the Inspector General. As a result of the findings of that audit, the Bank reached an agreement in December 1993 with the SBA to repurchase the guaranteed portion of nine SBA guaranteed loans sold to and held by outside investors, in the event that any of these loans are defaulted upon by the borrowers. If a defaulted loan is repurchased, the Bank can apply to the SBA for reimbursement for the portion guaranteed by the SBA. Such reimbursement is subject to the SBA's review of the loan's underwriting, documentation, and credit administration by the Bank. The aggregate outstanding principal on the SBA guaranteed loans subject to this agreement is $2,268,842 at December 31, 1995. This agreement applies only to the nine loans mentioned above.


NOTE 4.   PREMISES AND EQUIPMENT, NET

          Major classifications of these assets are summarized as follows:

                                                                      DECEMBER 31,
                                                             ----------------------------
                                                                 1995             1994
                                                             -----------      -----------
          Land                                               $   414,328      $   414,328
          Buildings and improvements                           1,819,671        1,844,671
          Furniture, fixtures and equipment                    1,469,258        1,423,198
                                                             -----------      -----------
                                                               3,703,257        3,682,197
          Less accumulated depreciation                        1,650,305        1,524,864
                                                             -----------      -----------
                                                             $ 2,052,952      $ 2,157,333
                                                             ===========      ===========

Depreciation expense for the years ended December 31, 1995 and 1994 was $161,727 and $159,416, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 5.   OTHER REAL ESTATE

          At December 31, 1995 and 1994, other real estate is summarized as follows:

                                                                     DECEMBER 31,
                                                             ----------------------------
                                                                 1995            1994
                                                             -----------      -----------
          Developed residential properties                   $   153,589      $   379,061
          Commercial properties                                  201,000          583,000
                                                             -----------      -----------
                                                                 354,589          962,061
          Allowance for valuation losses                        (113,589)        (249,061)
                                                             -----------      -----------
               Other real estate, net                        $   241,000      $   713,000
                                                             ===========      ===========

          Changes in the allowance for valuation losses were as follows:

                                                                      DECEMBER 31,
                                                             ----------------------------
                                                                 1995             1994
                                                             -----------      -----------
          BALANCE, BEGINNING OF YEAR                         $   249,061      $   307,441
           Provision for other real estate losses                 65,000          207,900
           Reduction in allowance from disposals
            of other real estate                                (200,472)        (266,280)
                                                             -----------      -----------
          BALANCE, END OF YEAR                               $   113,589      $   249,061
                                                             ===========      ===========

NOTE 6.   SUBORDINATED CONVERTIBLE DEBENTURES

          On January 4, 1994, the Company completed a private offering of Series A floating rate convertible subordinated debentures ("Debentures") totaling $ 1,500,000. From the proceeds of the Debenture offering, the Company contributed $ 1,000,000 to the Bank in 1993 to increase its capital above minimum regulatory requirements. The Debentures mature July 1, 2000, and bear interest at a prime rate plus 2% which is payable quarterly. The interest rate is to be adjusted on the first day of each calendar quarter. The interest rate at December 31, 1995 was 10.75%.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 6.   SUBORDINATED CONVERTIBLE DEBENTURES (CONTINUED)

          The Company may redeem any or all of the outstanding Debentures at the principal amount outstanding plus accrued interest, at any time prior to July 1, 1996, by mutual agreement between the Company and at least one Debenture holder, and after June 30, 1996, at its option. Additionally, the holders of the Debentures may convert all or any portion thereof of the outstanding principal portion of the Debentures into shares of the Company's common stock, at a conversion price of $6.00 per share, at any time prior to maturity.

          The Company incurred issuance costs totaling $25,532 associated with the Debenture offering. Such costs were capitalized into other assets and are being amortized into interest expense over the period to maturity of the Debentures.

          At December 31, 1995, the Company has reserved 250,000 shares of its authorized but unissued common stock, to permit the conversion of the entire outstanding principal amount of the Debentures.


NOTE 7.   EMPLOYEE BENEFIT PLANS

          The Bank sponsors a 401(k) Profit Sharing Plan ("Plan") which covers substantially all employees. The Bank may make discretionary contributions to the Plan. The Bank made no contributions to the Plan in 1995 or 1994.

          The Bank has deferred compensation agreements with some directors providing for periodic payments, which commence at the retirement of the directors. The liability has been accrued using the present value method. At December 31, 1995 and 1994, the balance of the deferred compensation liability was $75,157 and $103,353, respectively.

          The Bank also has a deferred compensation agreement with its President providing for periodic payments which commence at the retirement of the President. At December 31, 1995, the balance of the deferred compensation liability was $30,000.

          The Bank is also the owner and beneficiary of a life insurance policy on the life of its President. The Bank intends to use this policy to fund the President's deferred compensation described above. The carrying value of the policy at December 31, 1995 was $302,036 and is included in other assets.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8.   INCOME TAXES

          The total income taxes in the consolidated statements of income are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                                 1995            1994
                                                             -----------      -----------
          Current                                            $   164,861      $    22,197
          Deferred                                                89,308          111,138
          Benefit of net operating loss carryforward            (254,169)        (133,335)
                                                             -----------      -----------
                                                             $         -      $         -
                                                             ===========      ===========

          The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                 DECEMBER 31,
                                                ------------------------------------------
                                                        1995                    1994
                                                -------------------      -----------------
                                                  AMOUNT    PERCENT       AMOUNT   PERCENT
                                                ---------  --------      --------  -------
          Tax provision at statutory rate       $ 256,471        34%    $  135,636      34%
          (Decrease) resulting from:
            Benefit of net operating loss
             carryforward                        (254,169)      (34)      (133,335)    (33)
            Other items, net                       (2,302)        -         (2,301)     (1)
                                                ---------      ----     ----------   -----
          Provision for income taxes            $       -         -%    $        -       -%
                                                =========      =====    ==========   ======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8.   INCOME TAXES (CONTINUED)

          The components of deferred income taxes at December 31, 1995 and 1994 are as follows:

                                                                     DECEMBER 31,
                                                             -----------------------------
                                                                1995              1994
                                                             ----------       ------------
          Deferred tax assets:
           Loan loss reserves                                 $    91,104     $     91,104
           Deferred compensation                                   35,753           45,340
           Net operating loss carryforward                      1,226,527        1,391,388
           Accounting for other real estate                        36,220           82,280
           Alternative minimum tax carryforward                    10,931           10,931
           Securities available for sale                          106,437          140,614
           Other                                                    1,020            1,020
                                                              -----------      -----------
                                                                1,507,992        1,762,677
           Valuation allowance                                 (1,246,670)      (1,535,018)
                                                              -----------      -----------
                                                                  261,322          227,659
                                                              -----------      -----------

          Deferred tax liabilities:
           Depreciation                                           213,984          213,984
           Deferred loan costs                                     47,338           13,675
                                                              -----------      -----------
                                                                  261,322          227,659
                                                              -----------      -----------

          Net deferred taxes                                  $         -      $         -
                                                              ===========      ===========

          At December 31, 1995, the Company has available net operating loss carryforwards of $3,607,433 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2007.


NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Bank's commitments is as follows

                                                                     DECEMBER 31,
                                                             ----------------------------
                                                                 1995             1994
                                                             -----------      -----------
            Commitments to extend credit                     $ 2,243,000      $ 2,609,000
            Standby letters of credit                             44,000           90,000
                                                              ----------       ----------
                                                               2,287,000      $ 2,699,000
                                                             ===========      ===========

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

          Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

          In normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 10.  CONCENTRATIONS OF CREDIT RISK

          The Bank makes real estate, commercial and consumer loans and grants loan commitments and standby letters of credit to customers primarily in the Bank's market area of Clayton County and southern metropolitan Atlanta. A substantial portion of the Bank's loans are secured by real estate in these areas. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in the business economy and real estate market conditions in these areas. The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank's statutory capital, which amounted to approximately $1,297,000 at December 31, 1995.


NOTE 11.  STOCKHOLDERS' EQUITY

          The primary source of funds available to the Company is the payment of dividends by the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $461,000 are available to be paid as dividends by the Bank at December 31, 1995.

          The Company may not pay any dividends to stockholders without prior approval of the Federal Reserve Bank of Atlanta.

          Banking regulations also require the Bank to maintain minimum capital levels in relation to Bank assets. At December 31, 1995, the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Bank at December 31, 1995 are as follows:

                                                                               REGULATORY
                                                             ACTUAL           REQUIREMENT
                                                             ------           -----------
          Leverage capital ratio                             8.55 %                4.00 %
          Risk based capital ratios:
            Core capital                                    14.21 %                4.00 %
            Total capital                                   15.48 %                8.00 %

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

          Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the balance sheet approximate fair value. These items include cash and due from banks, Federal funds sold and financial instruments included in other assets and liabilities. The following methods and assumptions were used in estimating the fair value of the Company's remaining financial instruments

          INVESTMENT SECURITIES:

            Fair values for investment securities are based on quoted market prices.

          LOANS:

            For equity lines and other loans with short-term or variable rate characteristics, the carrying value is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms.

          DEPOSITS:

            Fair values for demand deposits (e.g., interest- and noninterest-bearing demand and savings) approximate the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          SUBORDINATED CONVERTIBLE DEBENTURES:

            Fair values for the subordinated convertible debentures approximate carrying amounts because they are adjusted periodically for changes in the prime lending rate.

          OFF-BALANCE SHEET INSTRUMENTS:

            Fair values of the Company's off-balance sheet financial instruments (commitments to extend credit and standby letters of credit) are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

          The carrying value and estimated fair value of the Company's remaining financial instruments at December 31, 1995 are as follows:

                                                                                ESTIMATED
                                                                CARRYING          FAIR
                                                                 VALUE            VALUE
                                                              -----------      -----------
          FINANCIAL ASSETS:
           Investment securities                             $ 21,011,413     $ 21,089,031
                                                             ============     ============

           Loans                                             $ 32,195,423     $ 32,554,387
           Less allowance for loan losses                      (1,220,156)               -
                                                             ------------     ------------
                                                             $ 30,975,267     $ 32,554,387
                                                             ============     ============

          FINANCIAL LIABILITIES:
           Time deposits                                     $ 25,033,387     $ 25,183,080
                                                             ============     ============

           Subordinated convertible debentures               $  1,500,000     $  1,500,000
                                                             ============     ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 13.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of total interest and other income for any of the respective periods are as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                                 1995             1994
                                                             -----------      -----------
          EXPENSES:
            Stationery and supplies                          $    85,113      $    67,580
            Transaction processing costs                         290,717          179,757
            Legal expenses                                        53,504           92,946
            FDIC deposit insurance premiums                       71,693          145,844
            Provision for other real estate losses                65,000          207,900

NOTE 14.  REGULATORY MATTERS

          On March 27, 1992, the Bank entered into the terms of a Memorandum of Understanding (the "MOU") with the Federal Deposit Insurance Corporation (the "FDIC") and the State of Georgia Department of Banking and Finance (the "Georgia Department") to take certain corrective actions involving the maintenance of adequate levels of capital, liquidity and allowance for loan losses, the reduction of classified assets and restrictions on lending to borrowers with classified loans. Effective August 2, 1995, the FDIC terminated its participation in the MOU, and on August 9, 1995, the Georgia Department officially terminated the MOU.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 15. CONDENSED FINANCIAL INFORMATION ON TARA BANKSHARES CORPORATION (PARENT COMPANY ONLY)

                           CONDENSED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                                                           1995          1994
                                                        ---------     ----------
          ASSETS
            Cash                                        $  175,540    $  338,502
            Investment in subsidiary                     4,878,155     4,126,207
            Securities held to maturity                    269,773             -
            Other assets                                    17,506        21,415
                                                        ----------    ----------

              Total assets                              $5,340,974    $4,486,124
                                                        ==========    ==========
          LIABILITIES, subordinated convertible
           debentures                                   $1,500,000    $1,500,000

          STOCKHOLDERS' EQUITY
            Common stock                                 4,480,030     4,480,030
            Capital surplus                              2,663,598     2,663,598
            Accumulated deficit                         (2,989,605)   (3,743,932)
            Unrealized losses on securities available
             for sale                                     (313,049)     (413,572)
                                                        ----------    ----------
              Total stockholders' equity                 3,840,974     2,986,124
                                                        ----------    ----------

                                                        $5,340,974    $4,486,124
                                                        ==========    ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 15. CONDENSED FINANCIAL INFORMATION ON TARA BANKSHARES CORPORATION (PARENT COMPANY ONLY) (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1995            1994
                                                            -----------      -----------
          INCOME
             Dividends from bank subsidiary                 $   271,600       $        -
             Interest                                            14,476           12,691
                                                            -----------      -----------
                                                                286,076           12,691
                                                            -----------      -----------

          EXPENSE
             Interest                                           165,853          135,918
             Other expense                                       17,321           21,475
                                                            -----------      -----------
                   Total expenses                               183,174          157,393
                                                            -----------      -----------

                   Income (loss) before equity in
                    undistributed earnings of subsidiary        102,902         (144,702)

          EQUITY IN UNDISTRIBUTED EARNINGS
           OF SUBSIDIARY                                        651,425          543,633
                                                            -----------      -----------

                   Net income                               $   754,327      $   398,931
                                                            ===========      ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE 15. CONDENSED FINANCIAL INFORMATION ON TARA BANKSHARES CORPORATION (PARENT COMPANY ONLY) (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                       1995         1994
                                                     ----------   ---------
          CASH FLOWS FROM OPERATING
            ACTIVITIES
            Net income                              $  754,327   $  398,931
                                                    ----------   ----------
            Adjustments to reconcile net income
              to net cash provided by operating
               activities:
              Undistributed earnings of subsidiary    (651,425)    (543,633)
              Other assets and liabilities, net          3,909        5,720
                                                    ----------   -----------
                   Total adjustments                  (647,516)    (537,913)
                                                    -----------  -----------

                   Net cash provided by (used in)
                     operating activities              101,811     (138,982)
                                                    ----------   -----------

          CASH FLOWS FROM INVESTING
            ACTIVITIES
            Purchases of securities held to maturity  (914,773)    (552,169)
            Proceeds from maturities of securities
              held to maturity                         650,000      801,499
                                                    -----------  -----------

                   Net cash provided by (used in)
                    investing activities              (269,773)     249,330
                                                    -----------  -----------

          CASH FLOWS FROM FINANCING
            ACTIVITIES
            Proceeds from subordinated convertible
              debentures                                   -         10,000
                                                    -----------  -----------

              Net cash provided by
               financing activities                        -         10,000
                                                    -----------  -----------

          Net increase (decrease) in cash             (162,962)     120,348

          Cash at beginning of year                    338,502      218,154
                                                    ----------   -----------

          Cash at end of year                       $  175,540   $  338,502
                                                    ==========   ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 15. CONDENSED FINANCIAL INFORMATION ON TARA BANKSHARES CORPORATION (PARENT COMPANY ONLY) (CONTINUED)

                      CONDENSED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                       1995           1994
                                                    -----------    -----------
         SUPPLEMENTAL DISCLOSURE OF CASH
            FLOW INFORMATION
           Cash paid during the year for interest  $   162,205    $   133,183
                                                   ============   ============

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW
--------

     TARA BANKSHARES CORPORATION (the "Company") is a Georgia bank holding company which provides through a single commercial bank subsidiary, TARA STATE BANK (the "Bank"), banking services to individuals and businesses in the southern half of metropolitan Atlanta, Georgia. The Company's executive office is located at 6375 Highway 85, Riverdale, Georgia 30274, and its telephone number is (770) 996-8272.

     The Company was incorporated as a Georgia business corporation in 1987. Through a reorganization on September 30, 1987, the Company acquired all of the issued and outstanding common stock of the Bank in exchange for 280,000 shares of the Company's common stock. In order to finance future expansion, the Company commenced a stock offering on December 19, 1989. The offering was completed on June 18, 1990, and the Company received net proceeds totalling $3,943,628 from the sale of 168,003 shares. From the net proceeds of the stock offering, the Company repaid a $2,000,000 note payable in 1990.

     Because of its ownership of all of the issued and outstanding shares of the common stock of the Bank, the Company is a "bank holding company" as that term is defined under Federal law in the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), and under the bank holding company laws of the State of Georgia (the "Georgia Bank Holding Company Act"). As a bank holding company, the Company is subject to the applicable provisions of the Federal Bank Holding Company Act and the Georgia Bank Holding Company Act as well as to supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the State of Georgia Department of Banking and Finance (the "Georgia Department").

     The Company's primary business as a bank holding company is to manage the business and affairs of its banking subsidiary. The Bank provides substantially a full range of banking services to its customers. The Bank is organized under the banking laws of the State of Georgia. It was formed in 1983 and opened for business in March 1984. The Bank is not a member of the Federal Reserve System and uses The Bankers Bank as its primary corespondent bank.


RESULTS OF OPERATIONS
---------------------

     The Company's net profit for the year ended December 31, 1995 was $754,000, or $1.68 per share, compared to $399,000, or $0.89 per share in 1994. The net profit in 1995 was caused primarily by a decrease in other expenses.

     The Company's net profit for the year ended December 31, 1994 was $399,000, or $.89 per share, compared to a net loss of $783,000 or $1.75 per share in 1993. The net profit in 1994 was caused primarily by an increase in interest income due to the increases in higher yielding loans, lower costs associated with holding other real estate, and reduced loan loss provisions.

     The following table summarizes the results of operations of the Company on a consolidated basis for the two years ended December 31, 1995.

                                                        YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                           1995            1994
                                                           ----            ----
                                                              ($ IN THOUSANDS)
Interest income.................................         $  4,571         4,065
Interest expense................................           (2,010)       (1,577)
                                                          -------        -------
Net interest income.............................            2,561         2,488
Provision for loan losses.......................              --            --
Other income....................................              482           630
Other expense...................................           (2,289)       (2,719)
Income tax benefit..............................              --            --
                                                          -------       -------
    Net income (loss)...........................         $    754      $    399
                                                          =======       =======

Return on average assets                                     1.33          0.71

Return on average stockholders' equity                      22.10         12.72

Average stockholders' equity to average assets               6.00          5.60

Stockholders' equity to assets (period-end)                  6.46          5.49

NET INTEREST INCOME
-------------------

     The Company's net interest income, the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, is the Company's principal source of earnings. Interest-earning assets include loans, Federal funds sold, investment securities and deposits in other financial institutions. The Company's interest-bearing liabilities include interest-bearing deposits, Federal funds purchased, securities sold under agreements to repurchase and subordinated convertible debentures.

     In 1995, net interest income was $2,561,000, representing an increase of $73,000 or 2.93% for 1995 from 1994. The average rate on interest-bearing liabilities increased to 4.75% in 1995 from 3.74% in 1994. The Company's net interest margin (net interest income divided by average interest-earning assets) increased to 4.97% in 1995 from 4.95% in 1994. This increase in the Company's net interest margin was attributable to a more rapid interest rate increase on its interest-earning assets due to increases in the prime interest rate on variable rate loans during the interest rate increase experienced during 1994.

     In 1994, net interest income was $2,488,000 representing an increase of $260,000 or 11.68% for 1994 from 1993. The average rate paid on interest-bearing liabilities decreased to 3.74% in 1994 from 3.92% in 1993. The Company's net interest margin increased to 4.95% in 1994 from 4.22% in 1993. This increase in the Company's net interest margin was attributable to a more rapid interest rate increase on its interest-earning assets due to increases in the prime interest rate on variable rate loans during the interest rate increase experienced during 1993.


ALLOWANCE FOR LOAN LOSSES
-------------------------

     The Company provides for loan losses by a monthly addition to the provision for loan losses. By such additions, management attempts to maintain the allowance for loan losses at a level adequate to provide for losses that reasonably can be anticipated. The level of the allowance for loan losses is based on management's periodic loan-by-loan evaluation of potential losses, as well as its assessment of prevailing and anticipated economic conditions in south suburban Atlanta. These reviews are conducted throughout the year by senior officers and directors of the Bank. In the period when an adjustment increasing the allowance becomes necessary in the opinion of management, a charge to operations is made.

     A substantial portion of the Bank's loans is secured by real estate loaned in the southern metropolitan Atlanta area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recoverability of the Bank's other real estate are susceptible to changes in the real estate market conditions of this area and management's efforts to resolve nonperforming loan situations.

     The allowance for loan losses approximated 3.79% of outstanding loans at December 31, 1995, and 3.76% at December 31, 1994. The allowance decreased to $1,220,000 at December 31, 1995 from $1,282,000 a year earlier. The 1995 net charge-offs continued to decrease ($62,000 in 1995 as compared to $206,000 in 1994) as a result of the improving economic conditions which were experienced during 1995 in the Bank's local market area.

     The allowance for loan losses approximated 3.76% of outstanding loans at December 31, 1994 and 4.18% at December 31, 1993. The allowance decreased to $1,282,000 at December 31, 1994 from $1,488,000 a year earlier. The decrease in the 1994 provision for loan losses to $0 from $405,000 in 1993 offset 1994 charge-offs of $206,000. The 1994 charge-offs had decreased as a result of the improving economic conditions which were experienced during 1994 in the Bank's local market area.

     The decrease in charge-offs reflect the improving economic conditions during 1995 and 1994. Due to management's aggressive efforts to pursue collection efforts on previously charged-off credits, recoveries were $494,500 in 1995 and $371,000 in 1994. Management believes that the reduced charge-offs in 1995, coupled with the additional recoveries in 1995 and 1994, reasonably and adequately position the Company with an allowance for loan losses to loans ratio of 3.79%.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

     Nonperforming loans consist of loans which are past due with respect to principal or interest more than 90 days ("past due loans"), loans placed on nonaccrual of interest status ("nonaccrual loans") and loans whose terms have been renegotiated ("restructured loans"). At December 31, 1995, the Company had $631 of nonaccrual loans, $506 of restructured loans and $230 of other potential problem loans, representing total nonperforming assets of $1,367 or 4.25% of total loans. At December 31, 1994, the Company had $7,000 of past due loans, $374,000 of nonaccrual loans and $448,000 of restructured loans, representing total nonperforming assets of $829,000 or 2.43% of total loans.

     The table on the following page analyzes the Company's loan loss experience for the two years ended December 31, 1995.

                                           YEAR ENDED DECEMBER 31,
                                       --------------------------------
                                                 1995            1994
                                                 ----            ----
                                                    ($ IN THOUSANDS)
Amount of loans outstanding
  (period end)................              $  32,195       $  34,076
                                              =======         =======
Average amount of net loans
   outstanding................              $       0       $       0
                                              =======         =======
Allowance for loan losses at
   beginning of period........              $   1,282       $   1,488
Charge offs:
   Commercial.................                   (254)            (69)
   Real estate................                   (258)           (500)
   Installment................                    (44)             (8)
                                              -------         -------
           Total charge-offs                     (556)           (577)
Recoveries:
   Commercial.................                    127             246
   Real estate................                    315              83
   Installment................                     52              42
                                              -------         -------
           Total recoveries                       494             371
Net loan charge offs..........                    (62)           (206)
                                              -------
Provision for loan losses.....                      0               0
                                              -------         -------
Allowance for loan losses
   (period end)...............              $   1,220       $   1,282
                                              =======         =======
Allowance for loan losses
   to loans (period end)......                  3.79%           3.76%
Net loan charge-offs to
   average net loans..........                  0.20%           0.62%
Nonperforming loans to loans
   (period end)...............                  4.25%           2.43%

     The Company has allocated the allowance for loan losses according to the amounts deemed to be reasonably necessary at each period-end to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. This allocation is based on management's consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of underlying collateral, loan concentrations, specific problem loans, current economic conditions, past loan loss experience, and such other factors which, in the judgment of management, deserve recognition in estimating loan losses.

     The amounts and percentages of such components of the allowance for loan losses at December 31, 1995 and the percentage of loans in each category to total loans are presented in the table on the following page.

                                                December 31,
                             --------------------------------------------------
                                      1995                          1994
                                      ----                          ----
                              Allowance     % of            Allowance      % of
                             $       (%)   Loans          $         (%)   Loans
                             -----------   -----          -------------   -----
Commercial............       $  449   37%    19           $  513     40%    21
Real Estate...........          735   60     74              735     57     73
Installment...........           36    3      7               34      3      6
                             ------  ---    ---           ------    ---    ---
 ......................       $1,220  100    100           $1,282    100    100
                             ======  ===    ===           ======    ===    ===

     The commercial loan portion of the allowance decreased markedly in 1995 because of a large decrease in nonperforming commercial loans experienced in 1994 and the improvement of local market conditions.

     Nonperforming loans consist of loans which are past due with respect to principal or interest more than 90 days "past due loans", loans placed on nonaccrual of interest status "nonaccrual loans" and loans whose terms have been renegotiated "restructured loans". Generally, past due loans which are delinquent more than 90 days will be charged off against the Bank's allowance for loan losses unless the Board of Directors identifies a loan as having adequate security for the unpaid interest and reasonable prospects for the resumption of interest payments. In addition, loans generally may be restructured when it is for the mutual benefit of the Bank and the borrower.
The terms of any loan restructure are developed by management and approved by the Bank's loan committee prior to entering into any binding agreement with the borrower. The Bank generally limits loan restructures to loans that may not have adequate collateral to repay the loan if foreclosure occurred.

     Information with respect to nonaccrual, past due and restructured loans at December 31, 1995 and 1994 is as follows:

                                                             Year ended
                                                             December 31,
                                                          ------------------
                                                            1995      1994
                                                          --------   -------
                                                           ($ in Thousands)
Nonaccrual loans.................................          $   631   $   374
Loans contractually past due ninety days
 or more as to interest or principal
 payments and still accruing.....................               --         7
Restructured loans...............................              506       448
Loans now current about which there are
 serious doubts as to the ability of the
 borrower to comply with loan repayment terms....              230
Interest income that would have been recorded
 on nonaccrual and restructured loans under
 original terms..................................              143
Interest income that was recorded on nonaccrual
 and restructured loans..........................               99

     The interest income information on nonaccrual and restructured loans in the above table is not comparable with the interest income information on impaired loans as disclosed in Note 3 of the financial statements. The above table includes interest income information only on nonaccrual and restructured loans that were outstanding at the end of the year. The financial statements include interest income information on impaired loans that were outstanding throughout the year. Also, the interest income information in the above table represents the interest that could have been earned during the entire year. The interest income information on impaired loans in the financial statements represents the interest that was recognized only during the period of impairment. Also, because the above loans included in the restructured loan category above were restructured in prior years and specify interest rates equal to or greater than other new loans with comparable risk, these restructured loans are not included in the impaired loan information in Note 3.

     The Company maintains internal loan watch lists to identify potential problem loan relationships and monitors loan concentrations on a timely basis. The source of identification is through independent loan review, loan officer recommendations and loan portfolio analysis. The Company's policy is to identify potential problem loan relationships and areas of loan concentration exposure to ensure timely and proper classification of loans in accordance with regulatory and disclosure requirements. The last regulatory examination was performed as of September 30, 1995. Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed which (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     To provide for liquidity, proceeds from loan repayments and foreclosures were placed into Federal funds sold. Other real estate decreased $472,000 as a result of management's efforts to sell these nonperforming assets during 1995.


OTHER INCOME
------------

     Other income decreased $147,000, or 23.30% in 1995 from 1994. The largest component of other income is service charges on deposit accounts. Service charge income decreased from 1994 due to lower average deposits in 1995. The Company realized no gains on the sale of securities in 1995, compared with $17,747 gains in 1994. Management has approximately $7.9 million in the securities available for sale category and anticipates that some securities may be sold.

     Other income decreased $192,000, or 23.33% in 1994 from 1993. The largest component of other income is service charges on deposit accounts. Service charge income decreased from 1993 due to lower average deposits in 1994. The Company realized gains on the sale of securities in 1994 of $17,747, compared with no such gains in 1993. At year end 1994, management had approximately $10.4 million in the securities available for sale category and anticipated that some securities may be sold.


     The following table presents the components of other income for the two years ended December 31, 1995.


                                                                Year ended
                                                                December 31,
                                                          ----------------------
                                                             1995         1994
                                                             ----         ----
                                                              ($ in thousands)
Service charges on deposit accounts......................    $ 389        $ 505
Other service charges, commissions and fees..............       94          107
Gains on sales of securities.............................                    18
                                                             -----        -----
 Total other income......................................    $ 483        $ 630
                                                              ====         ====
Other income as a percentage of average total assets.....       .8%         1.1%

OTHER EXPENSES
--------------

     Other expenses decreased $430,000 or 15.81% from 1994 to 1995. The decrease is primarily attributable to lower provisions for allowances on other real estate owned and fewer expenses associated with the carrying of other real estate as the amount of other real estate decreased significantly in 1995. Salaries and other personnel benefits decreased by $183,000 or 14.98% due to a decrease in personnel. Other operating expenses decreased $192,000 or 17.14%. The largest components of other operating expenses are costs of stationery and supplies, transaction processing costs, provisions for other real estate losses, legal expenses, and FDIC deposit insurance premiums.

     Other expenses decreased $708,000 or 20.67% from 1993 to 1994. The decrease was primarily attributable to lower provisions for allowances on other real estate owned and fewer expenses associated with the carrying of other real estate as the amount of other real estate decreased significantly in 1994. Salaries and other personnel benefits decreased by $108,000 or 8.11% due to a decrease in personnel. Other operating expenses decreased $529,000 or 32.02%. The largest components of other operating expenses are costs of carrying other real estate, provisions for other real estate losses, legal expenses, and FDIC deposit insurance premiums.

     The following table presents components of other expenses for the two years ended December 31, 1995.

                                                                     Year ended
                                                                    December 31,
                                                            ----------------------------
                                                                1995              1994
                                                                ----              ----
                                                                   ($ in thousands)
Salaries and employee benefits..........................      $1,040            $1,224
Net occupancy expenses..................................         178               218
Furniture and equipment expenses........................         141               155
Other operating expenses................................         930             1,122
                                                              ------            ------
  Total other expenses..................................      $2,289            $2,719
                                                              ======            ======
Other expenses as a percentage of average total assets..         4.0%              4.9%

INCOME TAXES
------------

     Due to the large net operating loss carryforwards, the Company recorded no income tax expense or benefit in 1995 or 1994. At December 31, 1995, the Company has available Federal net operating loss carryforwards of approximately $3,607,433 which will expire beginning in 2007 if unused.


AVERAGE BALANCE SHEETS
----------------------

     The following table following presents average balance sheets, average yields and interest earned on interest-earning assets, and average rates and interest paid on interest-bearing liabilities of the Company on a consolidated basis for each of the two years ended December 31, 1995 and 1994.

                                                                    Year Ended December 31
                                                           1995                                1994
                                                --------------------------          ---------------------------
                                                Average   Income/   Yield/         Average    Income/   Yield/
                                                                     ($ in thousands)
ASSETS
Interest-earning assets:
Interest-bearing deposits in
 other financial institutions                   $     0   $    0    0.00%          $    46    $    2    3.91%
Federal funds sold                                2,594      154    5.93%            3,030       102    3.38%
Investment Securities
  Taxable                                        17,193    1,078    6.27%           13,703       804    5.87%
Loans, net (1)                                   31,733    3,339   10.52%           33,448     3,158    9.44%
                                                -------   ------                   -------    ------
Total interest-earning
 assets                                          51,520    4,571    8.87%           50,227     4,066    8.09%
                                                -------   ------                   -------    ------

Noninterest-earning assets:
Cash and due from banks                           2,265                              1,919
Premises and equipment, net                       2,105                              2,193
Other assets                                      1,173                              1,708
                                                -------                            -------
Total noninterest-earning
  assets                                          5,543                              5,820
                                                -------                            -------
Total assets                                    $57,063                            $56,047
                                                =======                            =======

                                                                    Year Ended December 31
                                                           1995                                1994
                                                -------------------------          --------------------------
                                                Average   Income/   Yield/         Average    Income/   Yield/
                                                                           ($ in thousands)
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Interest-bearing liabilities:
Savings and demand accounts                     $14,733      397    2.69%          $15,709       370    2.35%
Certificates of deposit                          26,030    1,447    5.56%           24,402     1,031    4.23%
Federal funds purchased/
 repurchase agreements                                8        0    6.03%              596        40    6.76%
Subordinated convertible
 debentures                                       1,500      166   11.06%            1,500       136    9.06%
                                                -------   ------                   -------   -------
Total interest-
 bearing liabilities                             42,271    2,010    4.75%           42,207     1,577    3.74%
                                                -------   ------                   -------   -------
Noninterest-bearing
 liabilities and stockholders' equity:
Demand deposits                                  11,203                             10,351
Other liabilities                                   175                                354
Stockholders' equity                              3,414                              3,136
                                                -------                            -------
Total noninterest-bearing
 liabilities and
 stockholders' equity                            14,792                             13,840
                                                -------                            -------
Total liabilities and
 stockholders' equity                           $57,063                            $56,047
                                                =======                            =======
Excess of interest-earning
 assets over interest-
 bearing liabilities                            $ 9,249                            $ 8,020
                                                =======                            =======
Net interest income                                       $2,561                              $2,489
                                                          ======                              ======
Net interest margin (2)                                             4.97%                               4.95%
Average interest-earning
 assets to average assets                                          90.29%                              89.61%
Average loans to average deposits                                  61.06%                              66.28%

     (1) Average loans are shown net of the allowance for loan losses but include non-performing loans. Interest on loans includes loan fees, net of amortization of origination cost, of ($56,000), and ($27,000) for the years ended December 31, 1995 and 1994, respectively.

     (2) Net interest margin is net interest income divided by average total interest-earning assets.

9    The following table presents the changes, on a consolidated basis, in the
Company's net interest income as a result of changes in volume and rate of its interest-earning assets and interest-bearing liabilities from 1993 to 1994, and from 1994 to 1995.

                                        1993 VS. 1994(1)            1994 VS. 1995(1)
                                   -------------------------  --------------------------
                                   VOLUME    RATE      TOTAL  VOLUME      RATE     TOTAL
                                   ------    ----      -----  ------      ----     -----
                                                      ($ in thousands)
INTEREST INCOME:
 INTEREST-BEARING DEPOSITS IN
 OTHER FINANCIAL INSTITUTIONS..    $   (2)   $   -    $  (2)  $   (2)  $    -     $  (2)
FEDERAL FUNDS SOLD.............        (3)       9        6      (15)      67        52
INVESTMENT SECURITIES..........        16      (14)       2      205       69       274
LOANS, NET.....................      (237)     237        -     (162)     343       181
                                   ------    -----    -----   ------   ------     -----
 TOTAL INTEREST INCOME.........      (226)     232        6       26      479       505
                                   ------    -----    -----   ------   ------     -----

INTEREST EXPENSE:
 SAVINGS AND DEMAND
 ACCOUNTS......................       (32)     (10)     (42)     (23)      50        27
CERTIFICATES OF DEPOSIT........      (198)    (113)    (311)      69      347       416
FEDERAL FUNDS PURCHASED AND
  REPURCHASE AGREEMENTS........       (14)       -      (14)     (40)       -       (40)
SUBORDINATED CONVERTIBLE
 DEBENTURES....................        97       16      113        0       30        30
                                   ------    -----    -----   ------   ------     -----
 TOTAL INTEREST EXPENSE........      (147)    (107)    (254)       6      427       433
                                   ------    -----    -----   ------   ------     -----
 NET INTEREST INCOME...........    $  (79)   $ 339    $ 260   $   20   $   52      $ 72
                                   ======    =====    =====   ======   ======     =====

     (1) The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the change in each.


LOAN PORTFOLIO
--------------

     During 1995, average net loans decreased 1,675,000 or 5.0% from $33,448,000 to $31,773,000 and comprised 61.59% of average earning assets and 55.61% of average total assets. The decrease in 1995 was due to loan principal repayments as certain borrowers refinanced mortgage and other loans, and a significant slowdown in loan requests due to the local economic conditions. During 1994, average net loans decreased $2,721,000 or 52% from $36,169,000 to $33,448,000 and comprised 66.59% of average earning assets and 59.68% of average total assets. The decrease in 1994 was due to high charge-offs experienced throughout 1994, foreclosures of other real estate, significant loan principal repayments as certain borrowers refinanced mortgage and other loans, and a significant slowdown in loan requests due to the local economic conditions. The following table presents the composition of the Company's loans at December 31, 1995 and 1994.

                                                                      December 31,
                                                          ----------------------------------
                                                              1995                     1994
                                                          ----------------------------------
                                                                   ($ in thousands)
Commercial, financial and agricultural.............        $ 6,213                  $ 7,296
Real estate-construction...........................          2,605                    2,205
Real estate-residential............................          6,819                    6,390
Real estate-commercial.............................         14,344                   16,166
Installment loans to individuals...................          2,215                    2,019
                                                            ------                   ------
                                                            32,196                   34,076
 Less allowance for
  loan losses......................................         (1,220)                  (1,282)
                                                            ------                   ------
  Total loans, net...................................      $30,976                  $32,794
                                                            ======                   ======

     The following tables present the maturities of, and the scheduled repricing of, the Company's loans at December 31, 1995. In a number of cases, the Company's loan agreements will provide for scheduled interim changes in the interest rate paid by the borrower before the date when the loan is scheduled to be repaid. Hence, the cumulative aggregate maturities of the Company's loans will always be less than the aggregate amount of loans repricing in any cumulative period. In 1995, the Company emphasized variable rate lending. Presently, the Company extends both variable rate loans to commercial entities which change as the prime rate changes and fixed rates on installment loans to individuals for as long as five years.


                                                           As of December 31, 1995
                                                      ----------------------------------
                                                      WITHIN      1-5   AFTER 5
                                                      1 YEAR     YEARS   YEARS     TOTAL
                                                      -------    -----   -----     -----
                                                               ($ in thousands)
Contractual Maturities Table
Variable Rate Loans.......................            $ 6,256  $ 8,596   $4,870  $19,722
Fixed Rate Loans..........................              4,492    4,713    3,269   12,474
                                                       ------   ------    -----   ------
  Total...................................            $10,748  $13,309   $8,139  $32,196
                                                       ======   ======    =====   ======

Repricing Maturities Table

Variable interest rates...................            $19,722  $     -   $    -  $19,722
Fixed interest rates......................              5,350    4,405    2,719   12,474
                                                       ------   ------    -----   ------
  Total...................................            $25,072  $ 4,405   $2,719  $32,196
                                                       ======   ======    =====   ======

LIQUIDITY AND INTEREST RATE SENSITIVITY
---------------------------------------

     Liquidity management involves the matching of the cash flow requirements of customers, either depositors withdrawing funds or borrowers, and the ability of the Bank to meet those requirements. Management monitors and maintains appropriate levels of assets and liabilities so that maturities of assets are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.

     The Company's liquidity position depends primarily upon the liquidity of its assets relative to its need to respond to short-term demand for funds caused by withdrawals from deposit accounts and loan funding commitments. Primary sources of liquidity are scheduled payments on the

Company's loans and interest on and maturities of its investments. On December 31, 1995, the Company had loans of $10,748,000 which were due to be repaid within one year. The Company may also use its cash and due from banks, Federal funds sold and sales of or maturities of investment securities to meet liquidity requirements. At December 31, 1995, the Bank's cash and due from banks was $1,801,384 and its Federal funds sold were $2,400,000. The Company has $7.9 million in the securities available for sale category. Accordingly, the Company may have some sales. Excluding cash flow from loans due to be repaid, the Company's cash equivalents at December 31, 1995 and securities maturing in 1996 were $9,940,000 while the Bank's time deposits with maturities of six months or less and money market accounts were $14,377,000 and $13,937,000, respectively.

     The Bank also has the ability, on a short-term basis, to borrow and purchase Federal funds from other financial institutions. Presently, the Bank has made arrangements with one commercial bank for short-term advances up to $2,500,000.

     During 1992, management agreed to the terms of a Memorandum of Understanding ("MOU") with the appropriate regulatory authorities. The MOU was subsequently revised on December 1, 1993. In addition, during 1993 the Company entered into the terms of a resolution ("Resolution") with the Federal Reserve. The MOU and the Resolution, among other things, required the establishment and maintenance of certain liquidity guidelines. Both the MOU and the Resolution were terminated on August 9, 1995.

     The relative interest rate sensitivity of the Bank's assets and liabilities indicates the extent to which the Bank's net interest income may be affected by interest rate movements. The Bank's ability to reprice assets and liabilities in the same dollar amounts and at the same time minimizes interest rate risks. One method of measuring the impact of interest rate changes on net interest income is to measure, in a number of time frames, the interest sensitivity gap, by subtracting interest-sensitive liabilities from interest-sensitive assets, as reflected in the following table. Such interest sensitivity gap represents the risk, or opportunity, in repricing. If more assets than liabilities are repriced at a given time in a rising rate environment, net interest income improves; in a declining rate environment, net interest income deteriorates. Conversely, if more liabilities than assets are repriced while interest rates are rising, net interest income deteriorates; if interest rates are falling, net interest income improves. The following table illustrates the relative sensitivity of the Bank as of December 31, 1995 to changing interest rates.

                            As of December 31, 1995

                    Assets and Liabilities repricing within
                    ---------------------------------------

                                 3 Months    4 to 6    7 to 12   1 to 5   Over 5
                                  or less    Months     Months    Years    Years    Total
                                  -------    ------     ------    -----    -----    -----
                                                     ($ in thousands)
Interest-earning assets:
 Securities....................   $ 6,024     $1,447   $ 3,043   $10,497  $   --    $21,011
 Federal funds sold............     2,400        --        --        --       --      2,400
 Loans.........................    15,982        871     8,219     4,405    2,719    32,196
                                  -------   --------   -------   -------  -------   -------
   Total interest-
     earning assets............    24,406      2,318    11,262    14,902    2,719    55,607
                                  -------   --------   -------   -------  -------   -------

Interest-bearing liabilities:
 Savings and demand
   accounts....................    16,342        --        --        --       --     16,342
 Certificates of deposit.......     8,357      6,020     6,182     4,474      --     25,033
 Federal funds purchased and
   repurchase agreements.......       --         --        --        --       --        --
 Subordinated convertible
   debentures..................     1,500        --        --        --       --      1,500
                                  -------   --------   -------   -------  -------   -------
   Total interest-bearing
     liabilities...............    26,199      6,020     6,182     4,474      --     42,875
                                  -------   --------   -------   -------  -------   -------

Interest sensitivity gap.......   $ 1,793)     3,702   $ 5,080   $10,428  $ 2,719   $12,732
                                   ======   ========   =======   =======  =======   =======

Cumulative interest
 sensitivity gap...............   $ 1,793)    (5,495)  $  (415)  $10,103  $12,732   $12,732
                                   ======   ========   =======   =======  =======   =======

cumulative sensitivity
 ratio.........................      0.93       0.83      0.99      1.23     1.30
                                    =====       ====      ====      ====     ====

INVESTMENT PORTFOLIO
--------------------

     The Company did not have any securities held from a single issuer which exceeded 10% of the Company's stockholders' equity at December 31, 1995, except U.S. Treasury and U.S. Government agencies securities.

     The table on the following page presents market and book values of securities held by the Company at December 31, 1995 and 1994. See "Other Income" concerning realized gains on sales of securities by the Company.

                                                                                       After Five
                                                       After One Year                  Years but
                                  Within                 but Within                    Within Ten                  After
                                 One Year                Five Years                      Years                   Ten Years
                           --------------------     --------------------          --------------------     --------------------
                           Amount         Yield     Amount         Yield          Amount         Yield     Amount         Yield
                           ------         -----     ------         -----          ------         -----     ------         -----
                                                                      ($ in thousands)
U.S. Treasury
 and Agencies.....        $ 5,739        5.853%     $10,331       5.879%         $     0        0.000%    $    --            --
Mortgage-backed
 Securities.......            --            --          166       6.000%             --            --       4,690         5.889%
Other securities..            --            --          --           --              --            --          85            --
                          -------                   -------                     --------                  -------
 Total............        $ 5,739        5.853%     $10,497       5.889%         $     0        0.000%    $ 4,775         5.889%
                           ======                    ======                       ======                   ======

Deposit Maturities
------------------

     The following table presents maturities and weighted average yields (on a fully taxable basis, assuming a 34% Federal tax rate) or securities held by the Company at December 31, 1995.


                                                      December 31, 1995
                                    ------------------------------------------------------
                                        Time                Time
                                      Deposits            Deposits
                                     of at least          less than
                                      $100,000            $100,000                  Total
                                    -----------          ---------               ---------
                                                      ($ in thousands)
Months to maturity
3 or less...............              $  2,562            $  5,795               $  8,357
Over 3 through 12.......                 2,253               9,949                 12,202
Over 12.................                 1,122               3,352                  4,474
                                      --------            --------               --------
 Total..................              $  5,937            $ 19,096               $ 25,033
                                      ========            ========               ========

CAPITAL RESOURCES
-----------------

     The parent company only financial statements show a $4,878,000 equity investment in the Bank subsidiary and total equity of $3,841,000. The Company anticipates improving this leveraged position as the Bank continues its trend of improving earnings and the subordinated convertible debentures are either paid off with upstreamed Bank dividends or converted into common stock.

     Due to net unrealized gains on securities available for sale and earnings of $754,000, the Company's capital ratios have increased, as measured by its average stockholders' equity to average assets ratio which was 6.00% in 1995 compared to 5.60% in 1994 and its ratio of stockholders' equity to assets was 6.46% and 5.49% at December 31, 1995 and 1994, respectively.

     At December 31, 1995, the Bank's regulatory capital and the required minimum amounts under existing regulations are as follows:

                                                 Required
                                Regulatory       Minimum
                                 Capital          Amount         Excess
                                 -------          ------         ------
                               %       Amount  %       Amount  %       Amount
                               --------------  --------------  --------------
Tier 1 leverage capital         8.55%  $5,191  4.0%    $2,429   4.6%   $2,762
Tier 1 risk-based capital      14.21%   5,191  4.0%     1,461  10.2%    3,730
Total risk-based capital       15.48%   5,657  8.0%     2,923   7.5%    2,734

     FDICIA was signed into law on December 19, 1991, and regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

     At December 31, 1995, the Bank's Tier 1 Leverage ratio was 8.55%, Tier 1 risk-based ratio was 14.21%, total risk-based ratio was 15.48% based on Tier 1 Leverage capital of $5,191,000, Tier 1 risk-based capital of $5,191,000 total risk-based capital of $5,657,000, as defined.


INFLATION
---------

     Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital in higher than normal rates to meet capital adequacy requirements. The Company copes with the effects of inflation through effectively managing its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through retainage of net income. The effect of inflation on the Company in recent years has been relatively insignificant.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
           --------------------------------------------------------

     The Company's common stock, $10 par value, is not traded on an established trading market, and there is only very limited trading. The table on the following page sets forth high and low bid information for the common stock for each of the quarters in which trading has occurred since January 1, 1994. The prices set forth below have been volunteered by shareholders and reflect only information that has come to management's attention.

                                         Sales Price
                                    ---------------------
                               High                       Low
                               ----                       ---
Calendar Period
---------------

1995
----

First Quarter                 $15.15                     $ 9.37
Second Quarter                $10.50                     $10.00
Third Quarter                 $10.00                     $10.00
Fourth Quarter                $10.00                     $10.00

1994
----

First Quarter                 $10.77                     $10.77
Second Quarter                $12.00                     $10.00
Third Quarter                 $ 9.00                     $ 9.00
Fourth Quarter                $15.15                     $ 9.00

     Management of the Company believes that all of the above sales, involving 4 sellers, were between individuals or entities who had differing reasons and degrees of motivation for their purchases and sales. Further, there may have been sales between private individuals who have not presented the shares for transfer on the Company's transfer books. As of February 1, 1996, there were approximately 402 holders of record of the Company's common stock.

     Because the Company's sole source of funds is dividends from the Bank, regulatory limitations governing the amount of dividends payable by the Bank to the Company directly limit the dividends which the Company can pay to is shareholders. Bank regulatory agencies limit the amount of dividends that a subsidiary bank may pay to the parent company without prior regulatory approval. At December 31, 1995, total stockholder's equity of the Bank aggregated $4,878,155, all except one half of $923,025 or approximately $461,000 of which was restricted from transfer to the Company as dividends under the foregoing regulatory limitations.

     During 1995, Company assets increased $5,132,000 or 9.44% from 1994. The increase was primarily due to an upturn in the economy and normal deposit increases. In 1992, the Bank entered into the terms of a Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department. The MOU was subsequently revised on

December 1, 1993. In addition, on May 19, 1993, the Company entered into the terms of a resolution (the "Resolution") with the Board of Governors of the Federal Reserve System (the "Federal Reserve") as a result of the findings of its December 31, 1992 inspection. Among other things, both the MOU and the Resolution required the establishment and maintenance of certain liquidity guidelines. Having found that the Bank and the Company have satisfied the requirements of the MOU and the Resolution, the FDIC terminated its participation in the MOU on August 2, 1995, and on August 9, 1995, the Georgia Department officially terminated the MOU and the Federal Reserve lifted the Resolution. The Company's investment in the Bank was a determining factor in the decisions of the FDIC and Georgia Department to terminate the MOU and of the Federal Reserve to lift the Resolution.

                              OFFICERS & DIRECTORS

                                    OFFICERS

Charles M. Barnes                                      Brenda S. Chapman
President & Chief Executive Officer                    Community Banking Officer

Lewis S. Dewberry                                      Trudence L. Hamilton
Executive Vice President                               Banking Officer

Allette B. Cheaves                                     Cindy D. Kerlin
Senior Vice President & Secretary                      Banking Officer

Steve T. Warren                                        Kay F. Polk
Senior Vice President & Chief Financial Officer        Community Banking Officer

William M. Teal                                        Lisa M. Vandiver
Vice President                                         Assistant Community Banking
                                                       Officer
Sheila M. Juhan
Assistant Vice President & Auditor

Sandra M. McCoy
Assistant Vice President

                                   DIRECTORS

James L. Askew                                         C.W. Carrouth
James W. Babb, Jr.                                     George E. Glaze
Charles M. Barnes                                      Sanford E. Gruskin
Jimmy W. Benefield                                     A. Gene Lee
Don A. Barnette

                                     TARA
                                  STATE BANK

                      6375 Highway 85, Riverdale 996-8272
                   223 North Main Street, Jonesboro 477-2424
                           PEOPLE TO PEOPLE BANKING!

                                  Member FDIC

                             OFFICERS & DIRECTORS


                                   OFFICERS


                               Charles M. Barnes
                    President & Principal Executive Officer

                              Allette B. Cheaves
                              Secretary/Treasurer

                                Steve T. Warren
                  Principal Accounting and Financial Officer



                                   DIRECTORS

James L. Askew                                       C.W. Carrouth
James W. Babb, Jr.                                   George E. Glaze
Charles M. Barnes                                    Sanford E. Gruskin
Jimmy W. Benefield                                   A. Gene Lee


                                     TARA
                                  BANKSHARES
                                  CORPORATION

                     6375 Highway 85, Riverdale, GA  30274
                                (770) 996-8272